Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Qualis Innovations, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.001 per share (2)(3)	457(o)	4,000,000	$2.00	$8,000,000	$92.70 per $1,000,000	$741.60
	Equity	Common stock, par value $0.001 per share (2) (4)	457(o)	500,000	$1.50	$750,000	$92.70 per $1,000,000	$69.53
Fees previously paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$811.13
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$811.13

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Consists of 4,000,000 shares of newly issued common stock to be offered by the registrant as described in the prospectus.

(4)	Consists of 500,000 shares of common stock to be offered for resale by certain selling security holders as described in the prospectus.